Exhibit 10.19

STOCKHOLDER LOCK-UP AGREEMENT

This Stockholder Lock-Up Agreement (the “Agreement”) is made effective as of the 31st day of March, 2006, by and among Trulite, Inc., a Delaware corporation (the “Company”), and the holders of shares of the Company’s common stock (“Common Stock”) listed on Schedule “A” hereto (each, a “Stockholder” and collectively, the “Stockholders”).

R E C I T A L S

WHEREAS, the Company and the Stockholders anticipate raising additional equity investments in the Company in the future; and

WHEREAS, in order to induce future investors in the Company (“Investors”) to invest funds in the Company, the Stockholders and the Company hereby agree that this Agreement shall govern the rights of the Stockholders to enter into transactions with respect to the equity securities of the Company as set forth herein.

NOW, THEREFORE, in consideration of the mutual promises and covenants set forth herein, the parties hereto further agree as follows:

T E R M S

1.       Lock-Up Agreement.

a.     Each Stockholder hereby agrees that it will not, without the prior written consent of the Company or the managing underwriter, if any, during the period commencing on the date of the final prospectus relating to a public offering of the Company’s equity securities and ending on the date specified by the Company or the managing underwriter, if any, (i) lend, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any shares of Common Stock or any securities convertible into or exercisable or exchangeable for Common Stock (whether such shares or any such securities are then owned by the Stockholder or are thereafter acquired), or (ii) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of Common Stock or other securities, in cash or otherwise. The underwriters, if any, in connection with any such offering of the Company’s equity securities and the Investors are intended third-party beneficiaries of this Section 1 and shall have the right, power and authority to enforce the provisions hereof as though they were a party hereto. Each Stockholder further agrees to execute such agreements as may be reasonably requested by the Company or such underwriters, if any, that are consistent with this Section 1 or that are necessary to give further effect thereto.

b.     In order to enforce the foregoing covenant, the Company may impose stop-transfer instructions with respect to the Common Stock of each Stockholder (and the shares or securities of every other person subject to the foregoing restriction) until the end of such period.

c.     Each Stockholder agrees that a legend reading substantially as follows shall be placed on all certificates representing all equity securities of each Stockholder:

“THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO A LOCK-UP PERIOD AFTER THE EFFECTIVE DATE OF THE ISSUER’S REGISTRATION STATEMENT FILED UNDER THE ACT, AS AMENDED, AS SET FORTH IN AN AGREEMENT BETWEEN THE COMPANY AND THE ORIGINAL HOLDER OF THESE SECURITIES, A COPY OF WHICH MAY BE OBTAINED AT THE ISSUER’S PRINCIPAL OFFICE. SUCH LOCK-UP PERIOD IS BINDING ON TRANSFEREES OF THESE SHARES.”

2.       Miscellaneous.

a.     Successors and Assigns. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties (including transferees of any shares of Common Stock). Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

b.     Choice of Law, Venue and Forum. This Agreement, the entire relationship of the parties hereto, and any litigation between the parties (whether grounded in contract, tort, statute, law or equity) shall be governed by, construed in accordance with, and interpreted pursuant to the laws of the State of Texas, without giving effect to its choice of laws principles. Exclusive venue for any litigation between the parties hereto shall be in Harris County, Texas, and shall be brought in the State District Courts of Harris County, Texas, or in the United States District Court for the Southern District of Texas, Houston Division. The parties hereto waive any challenge to personal jurisdiction or venue (including without limitation a challenge based on inconvenience) in Harris County, Texas, and specifically consent to the jurisdiction of the State District Courts of Harris County and the United States District Court for the Southern District of Texas, Houston Division.

c.     Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

d.     Titles and Subtitles. The titles and subtitles used in this Agreement are used for convenience only and are not to be considered in construing or interpreting this Agreement.

e.     Notices. All notices and other communications given or made pursuant hereto shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day, (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications shall be sent to the respective parties at the addresses set forth in the record books of the Company (or at such other addresses as shall be specified by notice given in accordance with this Section 2(e)).

f.      Entire Agreement; Amendments and Waivers. This Agreement (including the Exhibits hereto, if any) constitutes the full and entire understanding and agreement among the parties with regard to the subjects hereof and thereof. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived (either generally or in a particular instance and either retroactively or prospectively) only with the written consent of the Company and all of the Stockholders.

g.     Severability. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision(s) shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision(s) were so excluded and shall be enforceable in accordance with its terms.

h.     Additional Stockholders. Notwithstanding anything to the contrary contained herein, no consent shall be necessary to add additional Stockholders as signatories to this Agreement.
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IN WITNESS WHEREOF, the parties have executed this Stockholder Lock-Up Agreement effective as of the date first above written.

COMPANY:
Trulite, Inc. (a Delaware corporation)
By:
John Sifonis, President

Address:	Three Riverway Suite 1700 Houston, Texas 77056-1948

STOCKHOLDER:
Contango Capital Partners, L.P. (a Delaware limited partnership)

By:	CONTANGO CAPITAL PARTNERSHIP MANAGEMENT, L.P. (a Delaware limited liability company) Its General Partner

By:
William J Berger, Manager

Address:	Three RiverwaySuite 1700 Houston, Texas 77056-1948

SCHEDULE “A”

HOLDERS OF COMMON STOCK OF COMPANY

Contango Capital Partners, L.P
James Kevin Shurtleff
Eric J. Ladd
Andrew Nielson